Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 18, 2015, with respect to the consolidated financial statements of Galapagos NV and subsidiaries (the “Company”), included in the Registration Statement on Form F-1 (No. 333-203435) and related prospectus of Galapagos NV and to the reference to our firm under the heading “Experts” in the prospectus.

Diegem, May 13, 2015

/s/ Gert Vanhees

DELOITTE Bedrijfsrevisoren/Reviseurs d’Entreprises

BV o.v.v.e. CVBA/SC s.f.d. SCRL

Represented by Gert Vanhees